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                                                                    Exhibit 10.3


                              EMPLOYMENT AGREEMENT


                  THIS AGREEMENT (this "Agreement"), dated as of July 29, 2002, is made by and between Biopure Corporation, a Delaware corporation, having its principal place of business at 11 Hurley Street, Cambridge, MA 02141 (the "Company"), and Carl W. Rausch, whose residence address is 592 Pleasant Street, Belmont, MA 02478 (the "Executive").

                                    RECITALS

                  1. The Executive is a founder of the Company and has been its chief executive officer and chairman of the board since the Company's inception. The Executive has resigned as chief executive officer and chairman of the board as of the date of this Agreement. The Company desires to continue to employ the Executive and to enter into an agreement with the Executive embodying the terms of the ongoing relationship.

                  2. The Executive wishes to continue his employment by the Company on the terms set forth herein.

                  3. The Executive and the Company have agreed to amend the terms of the Executive's deferred compensation and of his indebtedness to the Company to be embodied in agreements herein referred to as the Deferred Compensation Agreement and the Agreement Re Loan.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, and other good and valuable consideration, the Company and the Executive hereby agree as follows.

                  1.       CERTAIN DEFINITIONS.

                           1.1  "EFFECTIVE DATE" shall mean June 25, 2002.

                           1.2  "EMPLOYMENT PERIOD" shall mean the period
commencing on the Effective Date and ending on the third anniversary of such date, or as further extended in accordance with the provisions of this Section
1.2. The Employment Period (as it may have been extended pursuant to the provisions of this sentence) shall be extended or further extended, as the case may be, without any action by the Company or the Executive, on the

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third anniversary of the Effective Date and on each subsequent anniversary thereof for an additional period of one year, unless and until either party gives written notice to the other party at least 60 days in advance of the third anniversary or any subsequent anniversary that the Employment Period in effect when such notice is given is not to be extended or further extended, as the case may be.

                           1.3  "BOARD" shall mean the Board of Directors of
the Company.

                  2.       EMPLOYMENT.

                           Subject to the terms and conditions provided herein,
the Company hereby agrees, during the Employment Period, to employ the Executive as its Chief Technical Officer. The Executive hereby agrees to accept such employment during the Employment Period. The Company agrees to continue to nominate Executive as a member of the Board and to use best efforts to cause him to be elected to serve throughout the Employment Period. The Executive shall also be Vice Chairman of the Board during the Employment Period.

                  3. EMPLOYMENT DUTIES. During the Employment Period, the Executive shall report to the President and shall have such duties and responsibilities as are assigned to the Executive by the Chief Executive Officer and are consistent with his status as Chief Technical Officer. During the Employment Period, the Executive agrees to devote substantially all his business attention and time to the business and affairs of the Company and its subsidiaries, and to use the Executive's best efforts to perform faithfully the duties and responsibilities assigned to the Executive under this Section 3. It is expressly understood that (a) the Executive may devote a reasonable amount of time to such industry associations and charitable and civic endeavors as shall not interfere with the obligation set forth in the preceding sentence, and (b) with the prior approval of the Board (which shall not be unreasonably withheld), the Executive may serve as a member of one or more boards of directors of companies that are not affiliated with the Company and (c) the Executive may devote a reasonable amount of time during the period ending not later than December 31, 2002, and use a reasonable amount of assistance from Hazel Forney in order to liquidate or reorganize Biopure Associate Limited Partnership, Biopure Associate Limited Partnership II, Biopure Investors Limited Partnership and Biopure Investors Limited Partnership II.

                  4.       COMPENSATION.

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                           4.1  BASE SALARY.  During the Employment Period, the
Company shall pay the Executive a base salary (the "Base Salary") of no less than $350,000 per annum, payable in accordance with the Company's normal payroll practices. The Base Salary shall be considered for increase at least once each year, in accordance with the Company's regular review of senior executive salaries and, if so increased, then such increased amount shall become the Base Salary.

                           4.2  INCENTIVE, SAVINGS AND RETIREMENT PLANS. During
the Employment Period, the Executive shall be eligible to participate in all bonus and short- or long-term incentive plans and programs, including option plans, maintained by the Company from time to time on or after the Effective Date for the benefit of senior executives of the Company. During the Employment Period, the Executive shall be eligible to participate in and receive all benefits under all savings and retirement plans and programs maintained by the Company from time to time on or after the Effective Date for the benefit of senior executives of the Company.

                           4.3  WELFARE BENEFIT PLANS.  During the Employment
Period, the Executive and/or the Executive's family, as the case may be, shall be eligible to participate in and receive all benefits under all welfare benefit plans and programs maintained by the Company from time to time on or after the Effective Date for the benefit of senior executives of the Company.

                           4.4  VACATION; FRINGE BENEFITS. During the Employment
Period, the Executive shall be entitled to paid vacation in accordance with the vacation policy maintained by the Company from time to time on or after the Effective Date for senior executives of the Company. Any accrued and unused vacation shall be carried over to the next year without any reduction, provided that the maximum carryover on a year-to-year basis shall be one year's vacation. During the Employment Period, the Executive shall receive such perquisites and fringe benefits as are generally provided to senior executives of the Company.

                           4.5   BUSINESS EXPENSES. The Executive shall be
reimbursed for reasonable business expenses in accordance with Company policy. Air travel shall be business class and if business class is not available, then the Executive may travel first class if the flight is outside of the contiguous United States.

                  5.       TERMINATION.

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                           5.1  DEATH OR DISABILITY.  The Employment Period
shall terminate automatically upon the Executive's death. If, during the Employment Period, the Disability (as defined below) of the Executive has occurred, the Company may give to the Executive written notice of its intention to terminate the Executive's employment due to such Disability. The Executive's employment with the Company shall be terminated by the Company on the 30th day after receipt by the Executive of such notice (the "Disability Effective Date"), if, within such thirty (30) day period, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" means a physical or mental disability resulting in the complete, total and permanent inability of the Executive to perform his duties under this Agreement, as determined by a physician selected in good faith by the Company and approved in good faith by the Executive.

                           5.2  CAUSE.  During the Employment Period, the
Company may terminate the Executive's employment hereunder for "Cause". For purposes of this Agreement, "Cause" means (a) an act or acts of material personal dishonesty taken by, or committed at the request of, the Executive, intended to result in the personal enrichment of the Executive at the expense of the Company, or any of its subsidiaries, which results in material damage to the Company, (b) repeated willful violations by the Executive of the Executive's obligations under this Agreement which have not been cured within thirty (30) days after a written Notice of Termination setting forth such violations has been given by the Board to the Executive, or (c) the conviction of the Executive of a felony.

                           5.3  WITHOUT CAUSE.  During the Employment Period,
the Company may terminate, upon advance written notice given to the Executive, the Executive's employment hereunder other than for Cause.

                           5.4 VOLUNTARY TERMINATION BY EXECUTIVE. During the
Employment Period the Executive may terminate employment hereunder for any reason or no reason.

                           5.5  DATE OF TERMINATION.  "Date of Termination"
shall mean the date of receipt of a notice of termination or any later date specified therein (which date shall be not more than fifteen (15) days after the giving of such notice); PROVIDED, HOWEVER, that

         (a) if the Executive's employment is terminated by the Company, other than for Cause or Disability, the Date of Termination shall be the fifteenth day after the date on which

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the Company notifies the Executive in writing of such termination under Section
5.3,

         (b) if the Executive's employment is terminated by the Company for Cause as defined in clause (a) or (c) of the second sentence of Section 5.2, the Date of Termination shall be the date Notice of Termination is given, and in the case of Cause described in Section 5.2(b), the thirtieth day after the Notice of Termination is given (provided that the Executive has not cured his violations of his obligations under this Agreement prior to such thirtieth day),

         (c) if the Executive resigns his employment voluntarily, the Date of Termination shall be (i) the date specified in the Notice of Termination but not later than the thirtieth day after the date of the Notice of Termination, or
(ii) the date on which the Company otherwise first learns of such voluntary termination, and

         (d) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

                  6.       OBLIGATIONS UPON TERMINATION.

                           6.1      ACCRUED OBLIGATIONS. If the Executive's
employment is terminated by reason of the Executive's death or Disability, by the Company with Cause or without Cause, by the Executive voluntarily or by expiration of the Employment Period in accordance with the terms of Section 1.2 of this Agreement, the Employment Period shall terminate at the time provided in
Section 5.5, and the Executive, or the Executive's legal representatives, as the case may be, shall be entitled to receive:

                                    6.1.1 (a) the Executive's Base Salary
through the Date of Termination, (b) any vacation pay accrued through the date of termination and not yet paid by the Company (such amounts specified in clauses (a) and (b) are hereinafter referred to as the "Accrued Obligations") and (c) a PRO RATA bonus for the year of termination calculated and payable after year-end, if any, provided, however, that no such PRO RATA bonus shall be paid to the Executive if his employment is terminated for Cause or voluntarily by the Executive. All such Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days after the Date of Termination. In addition, if Executive's employment is terminated by reason of the Executive's death, the Executive's family shall be entitled to receive any family death benefits

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provided by the Company to surviving families of senior executives (or, if more favorable, other employees) of the Company under the plans and programs, if any, then maintained by the Company;

                                    6.1.2 An amount equal to three times Base
Salary in effect on the Date of Termination payable in accordance with the Company's normal payroll practices over the three years beginning on the Date of Termination;

                                    6.1.3 Payment of the Company's proportionate
share, in accordance with the practice for senior executives of the cost of the Executive COBRA continuation coverage for one year following the Date of Termination.

                           6.2      DISABILITY.  If the Executive's employment
is terminated by reason of the Executive's Disability, in addition to the Accrued Obligations, the Executive shall be entitled as of the Disability Effective Date to receive the disability benefits provided by the Company to disabled senior executives of the Company under the plans and programs, if any, then maintained or provided by the Company, as if the Executive were disabled as of the Disability Effective Date within the meaning of such plans and programs and regardless of whether the Executive is actually disabled within the meaning of such plans and programs.

                           6.3      STOCK OPTIONS.  The Company has previously
issued to the Executive and may in the future issue additional stock options pursuant to agreements (the "Option Agreements") that set forth various vesting schedules with respect to the stock options granted under the Option Agreements. Notwithstanding any inconsistent terms of the Option Agreements, all options granted to the Executive that have not vested by the terms of the Option Agreements on or prior to the termination date shall vest on the Date of Termination. All of Executive's options, whether previously vested or that vest pursuant to the preceding sentence of this Agreement, may be exercised by the Executive at any time or from time to time during the three years (36 months) following the Date of Termination or until the date the respective option terminates by its terms, whichever is earlier.

                           6.4      LIQUIDATED DAMAGES.  The Executive agrees
that if the Company terminates his employment during the Employment Period, the actual damages to the Executive would be difficult if not impossible to ascertain and agrees that the Executive's sole remedy shall be a right to receive amounts determined and paid in accordance with the provisions of this Agreement. The Executive shall not be required to mitigate the amount of any payment

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provided for in this Agreement by seeking other employment or otherwise, nor shall any compensation earned by the Executive in other employment or otherwise reduce the amount of any payment provided for in this Agreement

                           6.5  FULL SATISFACTION.  The payments and option
benefits received by the Executive (or his legal representatives) under this Agreement that are attributable to the termination of the Executive's employment shall be in full and complete satisfaction of any and all claims the Executive (or his legal representatives) may have against the Company which are, in any way, related to the employment relationship or the termination of the employment relationship between the Executive and the Company.

                  7. NON-DISPARAGEMENT. The Executive agrees neither he nor anyone acting at his behest or on his behalf shall disparage, defame, criticize or comment in any negative manner on the business, employment or personnel practices of the Company or any of its subsidiaries or affiliates, or any of its or their current, former or future officers, directors, shareholders, investors, employees, representatives, agents or attorneys.

                  8. OTHER PAYMENTS. Notwithstanding anything to the contrary contained herein (including without limitation Section 6.5), any compensation or benefits, if any, which are vested in the Executive or which the Executive is otherwise entitled to receive under any plan or program of the Company before, at or subsequent to the Date of Termination shall be payable in accordance with the terms and provisions of such plan or program.

                  9. PRIOR AGREEMENT. The Executive and the Company are parties to an Employment Agreement Concerning Protection of Company Property and the Arbitration of Legal Disputes (the "Old Company Property and Arbitration Agreement") dated February 1, 1995. The Old Company Property and Arbitration Agreement is hereby terminated and superseded by the Company Property and Arbitration Agreement referenced in Section 10, but without relieving either party of any liabilities thereunder arising prior to the date hereof.

                  10. CONFIDENTIAL INFORMATION AND NON-COMPETITION AND ARBITRATION. The Executive shall execute and deliver to the Company on the date hereof an Employee Agreement Concerning Protection of Company Property and the Arbitration of Legal Disputes ("Protection of Company Property Agreement") in the form attached hereto, the terms of which are incorporated herein by reference; provided, however, that to the extent a term or

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provision of this Agreement conflicts with any term or provision of the
Protection of Company Property Agreement, such term or provision of this Agreement shall prevail over such term or provision of the Protection of Company Property Agreement. Disputes under this Agreement shall be resolved as provided in the Protection of Company Property Agreement. The Executive understands and acknowledges that certain terms and conditions of the Protection of Company Property Agreement (including but not limited to non-compete, non-solicitation, confidentiality, agreement to arbitrate claims) which, by the terms of the agreement, survive the termination of his employment relationship with the Company except as aforesaid are unaffected by this Agreement.

                  11. SUCCESSORS. This Agreement is personal to the Executive. Without the prior written consent of the Company it shall not be assignable by the Executive. This Agreement shall inure to the benefit of, and be enforceable by, the Executive's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

                  12. MISCELLANEOUS. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflict of laws thereunder. The captions of this Agreement are not part of the provisions hereof and shall not have any force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. All notices and other communications hereunder shall be in writing and shall be given by facsimile transmission, hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, to the addresses set forth above (in the case of the Company, to the attention of the Chief Executive Officer) or to such other address as either party shall have furnished to the other in writing in accordance herewith. Any such notice and communications shall be effective when actually received by the addressee. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation. This Agreement, the Protection of Company Property Agreement, the Deferred Compensation Agreement and the Agreement

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Re Loan contain the entire understanding of the Company and the Executive with respect to the subject matter hereof.

                  13. PREPARATION OF AGREEMENT. The Company shall, upon the submission of appropriate itemized invoices by the Executive, pay all reasonable attorney and accountant fees and disbursements incurred by the Executive in connection with the preparation of this Agreement up to an aggregate maximum of $40,000.

                  14.      INDEMNIFICATION.

                           (a)      The Company agrees that if the Executive is
at present, or is made a party hereafter, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Board or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

                           (b)      Neither the failure of the Company
(including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under Section 14(a) that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a

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determination by the Company (including its Board, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

                       (c) The Company agrees to continue and maintain a directors and officers' liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers or directors.


                  IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization of its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.


                                      BIOPURE CORPORATION



                                      By: ______________________________________

                                          Title: _______________________________

                                          Name:  _______________________________


                                      __________________________________________
                                                   Carl W. Rausch



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